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MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Peerless Systems Corporation

Presentation to

Stockholders of

ModusLink Global Solutions, Inc.

IT IS TIME FOR A CHANGE

December 21, 2011

PEERLESS

Introduction

- Peerless Systems Corporation ("Peerless")
- It is time for a change at ModusLink
  - On September 8, 2011, Peerless gave notice to ModusLink of its intention to nominate Timothy Brog and Jeffrey Wald for election to the ModusLink Board of Directors at the 2011 Annual Meeting
  - On September 29, 2011, Peerless publicly announced its intent to solicit proxies in favor of its two nominees to the ModusLink Board of Directors (the "Announcement Date")
- Solution
  - Step 1: Replace two incumbent directors
  - Step 2: Take decisive action to maximize stockholder value

PEERLESS

Our Objective

- As one of ModusLink's largest stockholders, our sole objective is to **maximize long-term value for ALL stockholders**

It Is Time For a Change!

- The current ModusLink Board has overseen a long period of:
  - Poor stock price performance
  - Negative stockholder return
  - Plummeting Enterprise Value
  - Deteriorating operating results
  - Disastrous capital allocation with no focus on ROI
  - Inadequate management and Board accountability and sub-standard corporate governance
  - Broken promises – year after year, quarter after quarter, conference call after conference call

PEERLESS

Poor Stock Price Performance

- ModusLink's absolute stock price has been a **disappointment for years…**



$28.00
$26.00
$24.00
$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
5-Year Trend Line
Peerless Announces Proxy Contest
Joe Lawler becomes Chairman; six of ModusLink's Current Directors are already on Board
7/31/2006
9/30/2006
11/30/2006
1/31/2007
3/31/2007
5/31/2007
7/31/2007
9/30/2007
11/30/2007
1/31/2008
3/31/2008
5/31/2008
7/31/2008
9/30/2008
11/30/2008
1/31/2009
3/31/2009
5/31/2009
7/31/2009
9/30/2009
11/30/2009
1/31/2010
3/31/2010
5/31/2010
7/31/2010
9/30/2010
11/30/2010
1/31/2011
3/31/2011
5/31/2011
7/31/2011
9/30/2011

Source: Yahoo! Finance

PEERLESS

Negative Stockholder Return

- ModusLink's total stockholder return has **significantly underperformed** both the broader equity markets and its peers over the past five years



$160
$150
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
7/06
7/07
7/08
7/09
7/10
7/11
MLNK
NASDAQ Composite
NASDAQ Computer & Data Processing

Sources: MLNK and NASDAQ Composite data were obtained from Yahoo! Finance. NASDAQ Computer & Data Processing data was obtained from the 2011 ModusLink Annual Report.

PEERLESS

Plummeting Enterprise Value

- ModusLink's Enterprise Value over the past five years has **declined by 94%***
- **$360 Million Loss** of Enterprise Value over the past five years*



Enterprise Value ($ millions)
$450.0
$400.0
$350.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$381.3
$378.0
$108.5
$178.1
$120.1
$21.8
7/31/06
7/31/07
7/31/08
7/31/09
7/31/10
9/28/11*

* Based upon the closing price of ModusLink's Common Stock the day prior to the Announcement Date.

PEERLESS

Weak Operating Performance

- Operating income fell precipitously from $10.1 million in fiscal 2006 to a **loss** of $7.0 million in fiscal 2011
- Revenues have fallen from $1.1 billion to $876 million from fiscal 2006 to fiscal 2011
- From August 1, 2006 through July 31, 2011 (the period which Joe Lawler has been Chairman and CEO and six current directors have been on the Board):
  - Revenues down 24%, even after spending $85 million in cash on three acquisitions for revenue growth
  - Gross Profit down 29%
  - Operating Income down 169%
- Contrary to management's upbeat claims, **robust change is NOT underway** at ModusLink
- ModusLink fiscal Q1 2012 results were reported on December 5, 2011:
  - Revenues were down 12.8% year-over-year and eleven out of the past twelve quarters
  - SG&A expense is now at its highest level in fifteen quarters at 10.8% of sales
  - Inventory turns are now at an all time low of 8.2x

PEERLESS

Disastrous Capital Allocation Decisions

- ModusLink's acquisition "strategy" has been **abysmal for stockholders**

Acquisition	Date	Cash Purchase Price ($M)	Total Write Down ($M)	% of Purchase Price Written Down
Open Channel Solutions "OCS"	3/18/2008	$13.7	$ 2.8	20%
PTS Electronics "PTS"	5/2/2008	$45.0	$28.7	64%
Tech for Less "TFL"	12/4/2009	$31.0	$21.5	69%
TOTAL		**$89.7**	**$53.0**	**59%**

- The **$53 million write down** was more than 2x greater than ModusLink's Enterprise Value the day prior to the Announcement Date

WHO ON THE BOARD OR IN MANAGEMENT HAS BEEN HELD ACCOUNTABLE?

Capital Allocation Decisions Have Destroyed Stockholder Value

- **Capital Expenditures** – ModusLink has spent $32.6 million implementing new SAP Enterprise Resource Planning software. ModusLink's Enterprise Value has declined from approximately $378 million at the end of fiscal year 2007 (when the project was being integrated) to approximately $21.8 million on the day prior to the Announcement Date. **A stunning 94% decrease in value.**
- **Stock Buybacks** – ModusLink has repurchased $56.7 million of stock since the beginning of fiscal year 2008 at an average purchase price of $9.48 per share, which is significantly higher than the current stock price.
- **Venture Capital** – ModusLink still funds its @Ventures venture capital division, which suffered approximately $20 million in write-downs over the last three fiscal years. The company contributed another $1 million to @Ventures during FY1Q'12.

Excessive Pay Despite Underperformance

- Board and Executive Compensation = **$33.1 Million** over the past 5 years

Total Compensation	2007	2008	2009	2010	2011	Total
Top 5 Executives	$7.3	$5.7	$5.2	$6.7	$4.0	$29.0
Board of Directors	$0.8	$0.7	$0.6	$0.6	$1.3	$4.1
Total Compensation	**$8.1**	**$6.4**	**5.9**	**$7.4**	**$5.3**	**$33.1**

$ in million for fiscal year ending July 31st

- Loss in Enterprise Value (through the Announcement Date) = ($357.8 million)
- Percent decrease in Enterprise Value = (94%)
- Independent Board members only own 0.3% of ModusLink Common Stock
- Wealth creation for the independent Board is through cash compensation rather than stock price appreciation of ModusLink shares

PEERLESS

Repeated Promises, No Results

- A few of management's many unfulfilled promises:
  - ***"We remain confident that we have the right long-term strategy in place to grow shareholder value."*** – Joe Lawler, CEO, conference call held on December 7, 2009
  - ***"We're committed to enhancing shareholder value and we view a balance of a share repurchase program, investing in the business and improving financial performance as the best means of creating long-term and lasting shareholder value."*** – Steve Crane, CFO, conference call on December 6, 2010
  - ***"Looking forward, we remain confident that we have the right strategy in place to achieve long-term growth and increase shareholder value."*** – Joe Lawler, CEO, conference call held on June 8, 2010

  - See Appendix A for additional unfulfilled promises made by management

Sub-Standard Corporate Governance

- Six of the eight current Board members have served at least since August 1, 2006. Only last year, following pressure from stockholders, did two new directors join the Board
- Chairman & CEO position were only separated after Peerless announced the current proxy contest
- Classified Board structure with directors elected for three year terms
- A minimum plurality vote is required to elect directors, no Majority Voting
- The company has a poison pill with different triggers (from 4.99% to 14.9%) for different stockholders
- Stockholders may not act by written consent
- 20% stockholder can call a special meeting, however:
  - A supermajority vote (75%) is required to approve mergers not approved by the Board
  - A supermajority vote (75%) is required to amend certain charter and bylaw provisions
- The Board may amend the bylaws without stockholder approval

Board & Stockholder Interests Not Aligned

- Peerless owns over 20 times the amount of Common Stock that the independent Board members have purchased in the aggregate in the Open Market
- In addition, Peerless owns 8 times the stock owned by the total combined independent Board members; Peerless' interests are aligned with stockholders

Independent Board of Directors (Not including CEO)	Joined ModusLink Board	Shares Purchased In the Open Market	Total Shares Owned	% of Shares Owned
Virginia G. Breen	2001	0	13,994	0.0%
Francis J. Jules	2003	950	14,944	0.0%
Michael J. Mardy	2003	10,000	23,994	0.1%
Thomas H. Johnson	2006	5,000	18,994	0.0%
Edward E. Lucente	2006	18,000	31,994	0.1%
Joseph M. O'Donnell	2010	0	11,494	0.0%
Jeffrey J. Fenton	2010	14,400	25,894	0.1%
TOTAL		**48,350**	**141,308**	**0.3%**
PEERLESS OWNERSHIP		**1,059,528**		**2.4%**

Source: ModusLink Company Reports

ModusLink Actions After Peerless' Notice

- In response to Peerless' intent to nominate two directors to the Board, ModusLink performed the following:
  - Six weeks after informing Jeff Fenton that he was not going to be re-nominated, the Board reversed course and re-nominated Jeff Fenton
  - On September 27, 2011 announced an "acceleration of investing and cost reduction plan"
  - On October 18, 2011 announced a Tax Benefit Preservation Plan (after Peerless stated it was negligent of the Board not to have adopted an "NOL Pill")
  - On November 16, 2011 announced the separation of the Chairman & CEO roles
  - On November 16, 2011 publicly announced the retention of Goldman Sachs to undertake a review of strategic alternatives
    - Yet, on December 5, 2011 the Company conceded that Goldman Sachs had been working with the Company for over a year
    - In addition, Peerless believes that several interested buyers have in the past presented qualified offers for ModusLink, at a premium to the prevailing stock price, but were rejected by the Board

Stockholders Support Peerless

- Other major stockholders have recently publicly demanded change at ModusLink:

"LCV Capital Management, LLC Announces Support For Peerless Systems Corporation's Nomination of Two Highly Qualified Independent Directors for Election at ModusLink's 2011 Annual Meeting"
***LCV Capital Management* - October 3, 2011**

"Lloyd I. Miller III intends to withhold votes against the company's nominees at the upcoming 2011 Annual Meeting of shareholders. The proposal for the election of directors will be more fully described in ModusLink's proxy statement for the 2011 Annual Meeting. For the reasons expressed by Peerless and his independent views regarding the company's underperformance, Mr. Miller intends to vote in favor of the two nominees proposed by Peerless, Timothy E. Brog and Jeffrey S. Wald."
Lloyd I. Miller III - October 17, 2011

"We support Peerless Systems Corporation's decision to nominate Timothy Brog and Jeffrey Wald to the ModusLink board of directors and their goal of exploring all operational and strategic alternatives to maximize shareholder value"
Evermore Global Advisors - October 17, 2011

Peerless' Solution

- Step 1: Replace two incumbent directors
- Step 2: Take decisive action to maximize stockholder value

Step 1: Replace Incumbent Directors

- Annual Meeting to be held January 20, 2012
- Only two directors up for election
- Send strong signal to the Board that stockholders want a change in the direction of ModusLink by electing our two nominees
- Need Board members that will focus on enhancing stockholder value
- Peerless Nominees will undertake a genuine and thorough strategic review

Step 2: Take Action

- Peerless' Nominees will take decisive action to maximize stockholder value

Peerless Nominees Are Committed

- If elected, the Peerless Nominees will hold a minority of two seats on an eight-member board. We will have the power to suggest new approaches, to advocate stronger oversight, and to demand better results.
- If elected, we commit to:
  - Be a stockholder advocate in the boardroom to ensure the interests of ALL stockholders are protected and not just addressed in response to a contested election each year
  - Ensure a thorough and comprehensive strategic review of opportunities to maximize stockholder value
  - Divest non-core businesses
  - Develop a sustainable growth plan for the business and apply rigorous analysis to value-building investments with a minimum threshold for return on invested capital
  - Create a sense of urgency to the business turnaround effort
  - Make sure management is held accountable for their actions; build specific performance targets aligning compensation and tenure to total stockholder return

Recent Board Actions or Reactions?

- Each of ModusLink's actions regarding "stockholder friendly initiatives" have been reactionary. Peerless concludes that the current Board is not capable of generating effective policy and creating value enhancing ideas on their own.
- The following actions were implemented by the Board within the past sixteen months in reaction to stockholder pressure:
  - Paying a special dividend
  - Adding two new independent Board members in 2010
  - Retaining Goldman Sachs as a financial advisor to examine strategic alternatives
  - Separating the CEO and Chairman of the Board Roles (Chairman is now held by long-standing Board member)
  - Instituting a poison pill to protect the Company's N.O.L.'s. (implemented various ownership threshold levels for different stockholders)

Would the ModusLink Board have instituted these actions had it not been for the Peerless Nominees and prior disgruntled stockholders?

Did the ModusLink Board suddenly implement these changes because they have seen the light or is it a last-ditch tactic to try to win votes?

PEERLESS

Why Peerless' Nominees?

- Every director of ModusLink's eight-person Board (except for the two that were added to the Board as part of the Company's settlement last year with The ModusLink Full Value Committee) has an average length of service of 7 years and has presided over ModusLink's demise
- Based on their track record we have no confidence in the ability of the current members to maximize stockholder value
- We question the judgment, business acumen and ability for the Board take the tangible steps necessary to improve the performance of the Company
- ModusLink is unwilling to turnover its Board that has largely been ineffective. The Board has had the same members since 2006 (not including the recent expansion)
- To safeguard the stockholder's most important assets...its Cash of $111.5 million, NOL's and operating assets
- ModusLink's Board is spending $2.6 million to defend themselves in the proxy contest which is an unconscionable amount of money and demonstrates the Board's determination to protect their jobs, while showing an utter disregard for protecting stockholder value

Peerless' Nominees

Experienced nominees with a clear mandate to maximize stockholder value

Timothy E. Brog - Mr. Brog's operational, legal, investment banking and value investment experience position him well to serve as a director.

- Chairman and CEO of Peerless Systems Corporation. Mr. Brog has been Chairman since June 2008 and the CEO since August 2010.
- Portfolio manager to Locksmith Value Opportunity Fund LP, a private investment partnership, from September 2007 to August 2010.
- Managing Director of E2 Investment Partners LLC, a special purpose vehicle to invest in Peerless, from March 2007 to July 2008.
- President of Pembridge Capital Management LLC, the portfolio manager of Pembridge Value Opportunity Fund LP, a deep value activist hedge fund, from June 2004 to September 2007.
- Managing Director of The Edward Andrews Group Inc., a boutique investment bank from 1996 to 2007. From 1989 to 1995, Mr. Brog was a Corporate finance and mergers and acquisitions associate of the law firm Skadden, Arps, Slate, Meagher & Flom LLP.
- Juris Doctorate from Fordham University School of Law in 1989 and a B.A. from Tufts University in 1986. Mr. Brog is also a Director of Eco-Bat Technologies Limited, the world's largest producer of lead and lead alloys.

Jeffrey S. Wald - Mr. Wald has substantial experience in the area of venture capital, technology, principal investing and operations.

- Co-Founder, Chief Operating Officer and Chief Financial Officer of Work Market, Inc., a labor resource platform that enables an on demand work force.
- Director of Peerless Systems Corporation since June 2010.
- Director of Sielox, Inc., which develops, designs and distributes security solution products.
- Managing Director at Barington Capital Group, L.P. a private investment partnership in 2008.
- Chief Operating Officer and Chief Financial Officer of Spinback, Inc., an internet commerce company he co-founded from 2007-2008.
- Vice President at The GlenRock Group, a private equity firm from January 2003 to March 2007. Earlier in his career, Mr. Wald was an Associate in the mergers and acquisitions department at J.P. Morgan Chase & Co.
- MBA from Harvard University and an M.S and B.S. from Cornell University.

ModusLink vs. Peerless Stock Performance

- Timothy Brog became the Chairman of the Board of Peerless on June 17, 2008



ModusLink vs. Peerless - Stock Price Comparison
6/17/2008-9/28/2011
125%
100%
75%
50%
25%
0%
-25%
-50%
-75%
-100%
6/17/2008
9/17/2008
12/17/2008
3/17/2009
6/17/2009
9/17/2009
12/17/2009
3/17/2010
6/17/2010
9/17/2010
12/17/2010
3/17/2011
6/17/2011
9/17/2011
MLNK
PRLS

Support Our TWO Nominees

- Board room dynamics
  - More effective when two directors have the same focus
- Different skill sets
  - Mr. Brog – Legal and investment banking background focusing on M&A, experience serving on various corporate boards and operational experience as CEO of Peerless
  - Mr. Wald – Entrepreneur (internet start-ups), extremely knowledgeable about early stage investments and possesses valuable relationships in the venture capital community, experience serving on various corporate boards
- Proven Results
  - Peerless itself has created significant stockholder value since Mr. Brog was elected to its board in June 2008 and over the past year while Mr. Brog and Mr. Wald were both serving as directors

ModusLink's Nominees

Thomas Johnson:

- Joined ModusLink's Board in 2006 when Joseph Lawler became Chairman and is NOT a recent addition to the Company's Board contrary to ModusLink's assertion
- Presided over ModusLink's entire decline
- CEO of The Taffrail Group, LLC has a consulting relationship with ModusLink

Jeff Fenton:

- Joined ModusLink's Board in November 2010
- LCV Capital Management nominated Jeff Fenton at the 2010 Annual meeting and now supports Timothy Brog and Jeffrey Wald
- Possible agenda in vying for CEO role

PEERLESS

Appendix A

Crane on 12/6/10 call (excerpt included in above slide): *We're committed to enhancing shareholder value and we view a balance of a share repurchase program, investing in the business and improving financial performance as the best means of creating long-term and lasting shareholder value. As announced in October, ModusLink plans to increase its capital distribution program with $40 million inclusive of the remaining $6.6 million in the current stock repurchase program subject to the fiduciary duties of the board of directors. The board will evaluate the most appropriate method and timing of the planned capital distribution which would commence in the first quarter of calendar 2011*

Lawler 3/7/10 2q'11 call: *In addition, we're focused on implementing the necessary steps to improve the trajectory of the business and achieve sustainable revenue growth and profitability. Importantly, we've announced a special dividend as a means of directly returning value to stockholders, and we are committed to creating value for the long-term.*

Crane 9/28/10 4Q'10 call: *We remain committed to enhancing shareholder value, and we view a balance of a share repurchase program, investing in the business and improving financial performance as the best means of creating long-term and lasting shareholder value.*

Lawler 6/8/10 3Q'10 call (excerpt included in above slide). *Thanks, Steve. Looking forward, we remain confident that we have the right strategy in place to achieve long-term growth and increase shareholder value. As we talked about during previous calls, our priorities are centered on generating revenue growth from base business and driving new client engagements. I'll make a few more comments on how we're executing each of these priorities*

Lawler 3/28/10 2Q'10 call. *As we move into the second half of the year, our organization is operating efficiently and is focused on opportunities with the greatest potential for revenue and profit growth that will drive improving shareholder value for the future. I'll make a few comments about our ongoing strategy in just a few minutes but before I do, Steve will give you a more complete financial review. However, we are confident that we have the right strategy in place to achieve long-term growth and increase shareholder value as the economic environment improves. Our priorities are centered on generating growth from Base business and driving new engagements while supporting our efforts with strategic acquisitions.*

Lawler 12/7/09 1Q'10 call: *So moving forward, we continue to expect the very difficult economic environment to persist for at least several more quarters. However, we remain confident that we have the right long-term strategy in place to grow shareholder value, and we are focused on the primary levers that will enable us to grow revenues and improve profitability as the environment improves. I'll take you through three of these levers, specifically, Base business, new engagements and acquisitions. First, ModusLink has established a market-leading position in global supply-chain management services, by offering a compelling value proposition centered on helping clients get to market fast and reduce costs.*

Crane 6/9/09 3Q'09: *Therefore, ModusLink's board of directors has authorized a repurchase of up to $15 million of the company's common stock from time to time over the next 12 months. While we believe there is still a significant amount of uncertainty in the market, we also believe that shares of ModusLink are a very attractive investment for the company and the repurchase plan reflects management's commitment to increasing value for our shareholders*

Crane 6/9/09 3Q'08 :*We believe these investments in the company's shares represent an excellent long term investment reflecting our optimism for CMGI's future and demonstrate our commitment to enhancing shareholder value.*